Exhibit 99.2

FIRST AMENDMENT TO

URANIUM MINING LEASE AND AGREEMENT

This First Amendment to the Uranium Mining Lease and Agreement (hereinafter “First Amendment”) is made and effective this 8th day of August 2014 (hereinafter “Effective Date”) between the Juan Tafoya Land Corporation, a New Mexico corporation (hereinafter referred to as “Lessor”), Neutron Energy, Inc., a Nevada corporation (hereinafter referred to as “Lessee”), and Uranium Resources, Inc., a Delaware Corporation (hereinafter referred to as “URI”).

Recitals

A.                                    On October 12, 2006, Lessor entered into a Uranium Mining Lease and Agreement (“Mining Lease”) with Lessee.

B.                                    On August 29, 2012, Lessee was acquired in whole by URI, and URI has received and will continue to receive substantial direct and indirect benefits from the Mining Lease and this First Amendment.

C.                                    Now the parties desire to amend the Mining Lease with this First Amendment pursuant to the terms and conditions below.

Agreement

1.                                      The definition of “parties” in Section 1.E of the Mining Lease is hereby deleted and replaced in its entirety with the following new definition:

1.E.                           PARTIES (PARTY).  The Parties to the Mining Lease are Lessor and Lessee and, solely for purposes of Section 4 of the Mining Lease as amended by the First Amendment, URI.  Each of Lessor and Lessee are a Party and, solely for purposes of Section 4 of the Mining Lease as amended by the First Amendment, URI is also a party.

2.                                      The provisions contained in Section 4 of the Mining Lease remain in effect and are unaltered by this First Amendment except that the second to last sentence of Section 4 is hereby deleted and replaced in its entirety with the following new sentence.

All rent payments shall be made on the anniversary of this Mining Lease by one of the following three methods:  (i) by wire transfer to the bank account designated by Lessor; (ii) by certified check drawn on a United States bank payable to Lessor and sent to Lessor by certified mail to the address provided for in Section 30; or (iii) by stock certificate sent to Lessor by certified mail to the address provided for in Section 30 naming Lessor as provided for in Section 4.1.

3.                                      The Mining Lease is hereby amended to include the following new provisions contained in new Section 4.1 and new Section 4.2.

4.1                               PAYMENT BY DELIVERY OF A STOCK CERTIFICATE.

A.                                    Rent Due in 2014 and 2015.  Lessor, Lessee and URI agree that the annual base rent due and payable on October 12, 2014 shall be paid by URI issuing to Lessor a stock certificate in the amount and pursuant to the procedures set forth in this Section 4.1 within 3 business days of the Effective Date of the First Amendment (hereinafter referred to as the “Issuance Date”).  Lessor, Lessee and URI agree that on or before July 12, 2015, URI shall notify Lessor whether it desires to make payment of the annual base rent due and payable on October 12, 2015 by issuance of a stock certificate, and if such notice is given then payment by issuance of a stock certificate shall be in an amount and pursuant to the procedures set forth in this Section 4.1, and shall be issued on a date to be agreed to between the parties (hereinafter “Second Issuance Date”).

B.                                    Number of Shares.  In the event that URI will make payment to Lessor pursuant to Section 4.1.A, URI will provide to Lessor a stock certificate with the number of shares of URI’s common stock to be determined by dividing the amount of the payment owed by the value of URI’s common stock on the business day immediately prior to the Issuance Date for the payment due on October 12, 2014 or the Second Issuance Date for the payment due on October 12, 2015, and if that calculation includes fractional shares the number shall be rounded up.  The number of shares of URI’s common stock shall be fully vested on the Issuance Date or Second Issuance Date, and although the stock certificate will carry the legend identified in Section 4.1.C below, URI will facilitate the removal of the legend in the manner described in Section 4.1.D below if requested by Lessor.

C.                                    Legend on the Certificate.  Any stock certificate for shares of URI common stock issued by URI to Lessor pursuant to this Section 4.1 will have the following legend affixed to the reverse side of the certificate:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER ANY “BLUE SKY” OR STATE SECURITIES LAWS, AND THE SECURITIES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

D.                                    Removal of the Legend.  The legend on any certificate identified in Section 4.1.C above will be removed by URI in response to a written request from Lessor or a stock broker or other agent acting on behalf of Lessor (hereinafter referred to as the

“Request Date”) within 72 hours of URI’s receipt of such written request provided either of the following conditions shall have been satisfied.  If Lessor sells less than all of the shares represented by the certificate any remaining shares will be re-issued on a new certificate bearing the same legend identified in Section 4.1.C above.

(i)                                     URI shall have on file with the U.S. Securities and Exchange Commission (“SEC”) an effective registration statement relating to the resale of such shares (hereinafter a “resale shelf registration statement”) and the written request from Lessor shall be in connection with a proposed sale of some or all of the shares.  URI will prepare a resale shelf registration statement that will specifically name Lessor for the purpose of registering the shares of the Company’s common stock provided to Lessor pursuant to this Section 4.1.  URI anticipates that the resale shelf registration statement will be filed with the SEC within approximately 5 business days of the Issuance Date or the Second Issuance Date.  While URI cannot predict when the SEC will declare the resale shelf registration statement effective, based on prior experience URI anticipates that the resale shelf registration statement will become effective 10 business days after its filing with the SEC.  If the SEC decides to review the resale shelf registration statement, URI will notify Lessor within 48 hours of such a decision and will work with SEC (and Lessor if needed) to resolve any comments in a timely manner.  When the resale shelf registration statement becomes effective (either after 10 business days or after SEC’s review of the same is complete), within 48 hours URI will so notify Lessor (hereinafter the “Notification Date”).

(ii)                                  One year shall have elapsed from the Issuance Date for payment due on October 12, 2014, or the Second Issuance Date for payment due on October 12, 2015.

4.2                               SHORTFALL PAYMENT.

In the event that the value of common stock on the applicable Notification Date is less than the value of the common stock on the Issuance Date for the payment due on October 12, 2014, or the Second Issuance Date for the payment due on October 12, 2015, the difference shall be paid to Lessor by URI in cash or by wire transfer (in accordance with Section 4 of the Mining Lease) within three business days of the Notification Date.  If the brokerage fee for the sale of the stock exceeds $250.00, URI agrees to reimburse the brokerage fee in excess of $250.00 to Lessor within three days of notice of the sale of the stock and delivery to URI of documentation of the brokerage fee by Lessor.

4.                                      The Mining Lease is hereby amended to include the following new provisions contained in new Section 6.D and new Section 6.E.

6.D                             Advance Royalties.  Any payment of annual base rent made on or after the Effective Date of the First Amendment, whether payment is made by cash, wire transfer or stock certificate or any combination thereof, shall also be treated as a non-refundable “Advance Royalty,” with the meaning provided below, but not as a deferral of the annual base rent.  For sake of clarity, any payment under Section 4 of the Mining Lease of annual base rent as well as the initial cash payment prior to the Effective Date of the First Amendment shall not be treated as an Advance Royalty.  The collective amount of all Advance Royalties shall be deducted from the gross proceeds royalty payment required under Section 6.A(1) of the Mining Lease if and whenever such gross proceeds royalty payments would otherwise be made. In no event shall Lessor be required to refund any part of any Advance Royalty received by Lessor.

6.E                              Royalty on non-Property Uranium Concentrates.  In the event that Lessee utilizes the Production Facilities for the Exploitation of Mineral Deposits sourced from other than the Property, Lessee shall pay Lessor a gross proceeds royalty equal to 0.50% on the non-Property Uranium Concentrates.  The meaning of the foregoing capitalized terms is as set forth in the Mining Lease.

5.                                      The parties agree that all provisions in the Mining Lease not revised in this First Amendment shall remain in effect and operative, and all terms defined in the Mining Lease shall have their same meaning in this First Amendment.  The captions of any sections in this First Amendment are made for convenience only and shall not control or effect the meaning or construction of any of the provisions herein.  The parties intend this First Amendment when coupled with the Mining Lease to be the final and complete expression of their agreement, and merges all previous negotiations between the parties and constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof.  In the event that any portion of this First Amendment shall be found invalid or void for any reason, that portion will be deleted from operation and effect within this First Amendment but the balance of this First Amendment will not be affected and shall continue in full force and effect.  Contemporaneous herewith, the parties shall execute and deliver a Short Form of this First Amendment and any party may record the Short Form in the real property records of Cibola, McKinley and/or Sandoval Counties in New Mexico.  None of the parties shall file or record this First Amendment in any public records.

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IN WITNESS WHEREOF, Lessor, Lessee and URI have executed this First Amendment to Uranium Mining Lease and Agreement on the day, month and year first written above.

Lessor:	JUAN TAFOYA LAND CORPORATION

	By:	/s/ Walter Baca
	Name:	Walter Baca
	Title:	President

Lessee:	NEUTRON ENERGY, INC,

	By:	/s/ Christopher M. Jones
	Name:	Christopher M. Jones
	Title:	President and Chief Executive Officer

URI:	URANIUM RESOURCES, INC.

	By:	/s/ Christopher M. Jones
	Name:	Christopher M. Jones
	Title:	President and Chief Executive Officer